                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                          Optical Sensors, Incorporated
                     --------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                    68384P107
                                 --------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13D-7).

*The remainder of this cover page shall be filled out for a reporting person's Initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP 68384P107                      13G                  Page 2 of 11 Pages

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Coral Partners II, a limited partnership
         SEC ID #00009245915
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

  NUMBER OF SHARES                   444,859
     BENEFICIALLY    -----------------------------------------------------------
       OWNED BY      6      SHARED VOTING POWER
        EACH
      REPORTING                      0
       PERSON        -----------------------------------------------------------
        WITH         7      SOLE DISPOSITIVE POWER

                                     444,859
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               444,859
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               4.998%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

                               PN
--------------------------------------------------------------------------------

CUSIP 68384P107                      13G                  Page 3 of 11 Pages

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Coral Management Partners II, Limited Partnership
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

  NUMBER OF SHARES                   444,859
     BENEFICIALLY    -----------------------------------------------------------
       OWNED BY      6      SHARED VOTING POWER
        EACH
      REPORTING                      0
       PERSON        -----------------------------------------------------------
        WITH         7      SOLE DISPOSITIVE POWER

                                     444,859
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               444,859
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               4.998%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

                               PN
--------------------------------------------------------------------------------

CUSIP 68384P107                      13G                  Page 4 of 11 Pages

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Yuval Almog
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United States (MN)
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

  NUMBER OF SHARES                   989
     BENEFICIALLY    -----------------------------------------------------------
       OWNED BY      6      SHARED VOTING POWER
        EACH
      REPORTING                      458,856
       PERSON        -----------------------------------------------------------
        WITH         7      SOLE DISPOSITIVE POWER

                                     989
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                                     458,856
--------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               459,845
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               5.16%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

                               IN
--------------------------------------------------------------------------------

CUSIP 68384P107                      13G                  Page 5 of 11 Pages

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Peter H. McNerney
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States (MN)
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

  NUMBER OF SHARES                   1,979
     BENEFICIALLY    -----------------------------------------------------------
       OWNED BY      6      SHARED VOTING POWER
        EACH
      REPORTING                      458,856
       PERSON        -----------------------------------------------------------
        WITH         7      SOLE DISPOSITIVE POWER

                                     1,979
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                                     458,856
--------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               460,835
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               5.18%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

                               IN
--------------------------------------------------------------------------------

CUSIP 68384P107                      13G                  Page 6 of 11 Pages

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Linda L. Watchmaker
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States (MN)
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

  NUMBER OF SHARES                   343
     BENEFICIALLY    -----------------------------------------------------------
       OWNED BY      6      SHARED VOTING POWER
        EACH
      REPORTING                      444,859
       PERSON        -----------------------------------------------------------
        WITH         7      SOLE DISPOSITIVE POWER

                                     343
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                                     444,859
--------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               445,202
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               5.00%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

                               IN
--------------------------------------------------------------------------------

Item 1.  Issuer's Name and Address of Principal Executive Offices:

         (a) Optical Sensors, Inc.
         (b) 7615 Golden Triangle Drive, Suite A
             Minneapolis, MN  55344

Item 2.  Information Concerning Person Filing:

         (a) Filing Persons:

             Entities:
                  Coral Partners II, a limited partnership ("CP II")
                  Coral Management Partners II, Limited Partnership ("CMP II")

             Individuals:
                  Yuval Almog
                  Peter H. McNerney
                  Linda L. Watchmaker

         (b) Principal Business Address:
                  60 South Sixth Street
                  Suite 3510
                  Minneapolis, MN   55402

         (c) Citizenship/Place of Organization

             Entities:
                  Coral Partners II ("CP II")                  Delaware
                  Coral Management Partners II ("CMP II")      Delaware

             Individuals:
                  Yuval Almog                                  United States
                  Peter H. McNerney                            United States
                  Linda L. Watchmaker                          United States

         (d) Title of Class of Securities:                     Common Stock
         (e) CUSIP No. 68384P107

Item 3.  Status of Person Filing:

         Not applicable.

Item 4.  Ownership:

ENTITIES                                        CP II            CMP II
                                                -----            ------

(a)Beneficial Ownership                        444,859           444,859*

(b)Percentage of Class                           4.997%            4.997%

(c)(i)Sole Voting Power:                       444,859           444,859
(ii)Shared Voting Power:                             0                 0
(iii)Sole Dispositive Power:                   444,859           444,859
(iv)Shared Dispositive Power:                        0                 0

INDIVIDUALS:                         Almog          McNerney       Watchmaker
                                     -----          --------       ----------

(a)Beneficial Ownership              459,845*        460,835*         445,202*

(b)Percentage of Class                  5.16%           5.18%            5.00%

(c)(i)Sole Voting Power:                 989           1,979              343
(ii)Shared Voting Power:             458,856         458,856          444,859
(iii)Sole Dispositive Power:             989           1,979              343
(iv)Shared Dispositive Power:        458,856         458,856          444,859

* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]X.* (The reporting person has ceased to be the beneficial owner of more than five percent of the class of securities).

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7.  Identification and Classification of Subsidiary:

         Not applicable.

Item 8.  Identification and Classification of Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2000

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Linda L. Watchmaker
--------------------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner


/s/ Linda L. Watchmaker
--------------------------------------
Linda L. Watchmaker
General Partner


By /s/ Yuval Almog
   -----------------------------------
Yuval Almog


By /s/ Peter H. McNerney                   By  /s/ Linda L. Watchmaker
   -----------------------------------         --------------------------------
Peter H. McNerney                          Linda L. Watchmaker

                                  EXHIBIT INDEX

                                                        Sequentially
Exhibit              Document Description               Numbered Page
-------              --------------------               -------------

  A                  Agreement of Joint Filing              11

                                    EXHIBIT A

                            Agreement of Joint Filing

     Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 7, 2000, containing the information required by
Schedule 13G, for the shares of Common Stock of Optical Sensors, Inc. which they each beneficially hold.

Dated:  February 7, 2000

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner


/s/ Linda L. Watchmaker
--------------------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner


/s/ Linda L. Watchmaker
--------------------------------------
Linda L. Watchmaker
General Partner


By /s/ Yuval Almog
   -----------------------------------
Yuval Almog


By /s/ Peter H. McNerney                   By  /s/ Linda L. Watchmaker
   -----------------------------------         --------------------------------
Peter H. McNerney                          Linda L. Watchmaker